UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2016

RESPIRERX PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

126 Valley Road, Suite C Glen Rock, New Jersey	07452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 444-4947

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission Of Matters To A Vote Of Security Holders

On August 16, 2016, RespireRx Pharmaceuticals Inc. (the “Company”) held a Special Meeting of Stockholders. The record date for stockholders to receive notice of and to be eligible to vote at the Special Meeting was July 5, 2016, and a total of 656,159,420 shares were eligible to be voted at the Special Meeting. The following matters were submitted to a vote of stockholders at the Special Meeting, at which a quorum was present, and the voting results are set forth below.

The Company’s shareholders approved an amendment (the “Amendment”) to the Company’s second restated certificate of incorporation (i) to effect, at the discretion of the Company’s Board of Directors, a three hundred twenty five-to-one (325 to 1) reverse stock split of all of the outstanding shares of the Company’s common stock, par value $0.001 per share, and (ii) to set the Company’s authorized shares of stock at 70,000,000 shares consisting of 65,000,000 shares designated as common stock, par value $0.001 per share, and 5,000,000 shares designated as preferred stock, with stated value and other terms to be determined at the discretion of the Board of Directors, as follows:

	For	Against	Abstain	Total Shares Voted
Votes Cast	513,853,909	9,271,980	341,027	523,466,916
Percentage of Shares Eligible to be Voted	78.3%	1.4%	0.1%	79.8%

As set forth in the Proxy Statement for the Special Meeting, the Amendment will be filed with the Secretary of State of the State of Delaware and become effective upon the date determined by the Board of Directors of the Company. The Proxy Statement further states that the Board of Directors intends to take action within sixty days of the Special Meeting. Until the Amendment is filed, the Board of Directors reserves the right to abandon the Amendment without further action by the Company’s stockholders.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2016	RESPIRERX PHARMACEUTICALS INC.

	By:	/s/ James S. Manuso
James S. Manuso
President and Chief Executive Officer